ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------


     Assignment Agreement, effective as of September 1, 1998, between Tracinda Corporation, a Nevada corporation ("Tracinda"), and 250 Rodeo, Inc., a Delaware corporation ("250 Rodeo").

     On August 19, 1998, Tracinda and Seven Network Limited, a company organized under the laws of the commonwealth of Australia, entered into a stock purchase agreement (the "Stock Purchase Agreement") providing, among other things, for the purchase by Tracinda of 16,208,463 shares of common stock of Metro-Goldwyn-Mayer Inc., a Delaware corporation, owned by Seven Network Limited (the "Shares").

     In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Pursuant to the terms of the Stock Purchase Agreement, Tracinda transfers and assigns its right to purchase 6,500,000 of the Shares to 250 Rodeo.

     2. 250 Rodeo accepts such transfer and assignment and agrees to assume the obligations of Tracinda to purchase the 6,500,000 Shares pursuant to the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                       TRACINDA CORPORATION


                                       By: /s/ Anthony L. Mandekic
                                           --------------------------
                                           Name:  Anthony L. Mandekic
                                           Title: Secretary/Treasurer



                                       250 RODEO, INC.


                                       By: /s/ Anthony L. Mandekic
                                           --------------------------
                                           Name:  Anthony L. Mandekic
                                           Title: Secretary/Treasurer